Exhibit 4.25.2

EXECUTION COPY

NEW SUNWARD HOLDING FINANCIAL VENTURES B.V.,

as Issuer,

and

CEMEX, S.A.B. de C.V.,

CEMEX MEXICO, S.A. de C.V.,

and

NEW SUNWARD HOLDING B.V.

as Guarantors,

TO

THE BANK OF NEW YORK MELLON,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of May 12, 2010

Supplementing the Note Indenture, dated as of May 9, 2007, among New Sunward Holding Financial Ventures B.V., as Issuer, CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V. and New Sunward Holding B.V., as Guarantors, and The Bank of New York Mellon, as Trustee.

€730,000,000

(C10-EUR)

Callable Perpetual Dual-Currency Notes

THIS SECOND SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) is made as of the 12th day of May, 2010, among New Sunward Holding Financial Ventures B.V., as issuer (the “Company”), CEMEX, S.A.B. de C.V. (“CEMEX”), CEMEX México, S.A. de C.V. and New Sunward Holding B.V., as guarantors (the “Guarantors”), The Bank of New York Mellon, as trustee (the “Trustee”), Swap C10-EUR Capital (SPV) Limited (the “Swap Counterparty”) and C10-EUR Capital (SPV) Limited.

WHEREAS, the Company, the Guarantors and the Trustee heretofore executed and delivered an indenture, dated as of May 9, 2007, as supplemented by a first supplemental indenture dated as of August 10, 2009, (as so supplemented, the “Indenture”); and

WHEREAS, pursuant to the Indenture, the Company issued and the Trustee authenticated and delivered €730 million aggregate principal amount of the Company’s Callable Perpetual Dual-Currency Notes (the “Securities”), which Securities were guaranteed by each of the Guarantors; and

WHEREAS, Section 1101 of the Debenture Indenture provides that the 6.277% Fixed-to-Floating Rate Callable Perpetual Debentures (the “Debentures”) may be redeemed only in limited circumstances if the Company redeems the Securities in accordance with the terms of the Indenture; and

WHEREAS, Section 1101 of the Indenture provides that, except under certain circumstances, the Securities may not be redeemed at the election of the Company until June 30, 2017; and

WHEREAS, the Company, acting pursuant to instructions, intends to deliver to the Trustee for cancellation pursuant to Section 309 of the Indenture an aggregate principal amount of Securities delivered to the Company by C10-EUR Capital (SPV) Limited following the cancellation of a corresponding amount of Debentures validly tendered to C10-EUR Capital (SPV) Limited and accepted in any exchange offer, tender offer or market transactions conducted by an Affiliate of CEMEX; and

WHEREAS, Section 902 of the Indenture provides that the Company, the Guarantors, the Swap Counterparty and the Trustee, when authorized by an Officers’ Certificate, with the consent of the holders of not less than the majority in principal amount (by aggregate liquidation preference) of the Debentures then Outstanding (as defined in the Debenture Indenture) and the Holders of not less than a majority in principal amount of the Outstanding Securities, may enter into one or more indentures supplemental to the Indenture, in order to modify certain provisions of the Indenture; and

WHEREAS, holders of at least a majority in principal amount (by aggregate liquidation preference) of the Debentures then Outstanding (as defined in the Debenture Indenture) and Holders of at least a majority in principal amount of the Outstanding Securities have consented to the execution of this Supplemental Indenture; and

WHEREAS, the Company and the Guarantors have heretofore delivered or are delivering contemporaneously herewith to the Trustee (i) copies of Officers’ Certificates and (ii) an Opinion of Counsel, in compliance with and to the effect set forth in Sections 102, 902 and 903 of the Indenture; and

WHEREAS, the Company, acting pursuant to instructions, and the Guarantors have requested and directed the Trustee to enter into this Supplemental Indenture, and this Supplemental Indenture has been duly authorized by all the necessary corporate action on the part of the Company and the Guarantors; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed; and

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the Company, the Guarantors and the Trustee agree as follows for the benefit of the Holders of the Securities, and the Swap Counterparty and C10-EUR Capital (SPV) Limited, as the holder of all outstanding Securities, by their respective execution hereof, hereby consent to the execution of this Second Supplemental Indenture and the amendments effected hereby:

ARTICLE I

DEFINITIONS

Section 1.1 General. For all purposes of the Indenture and this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to the Indenture and this Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and

(b) capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE II

AMENDMENTS

Section 2.1 Right of Redemption.

Section 1101 of the Indenture is amended by adding a new clause (d) immediately following clause (c) reading as follows:

“Notwithstanding anything contained in this Indenture to the contrary, at any time and from time to time, the Company shall deliver to the Trustee for cancellation in accordance with Section 309 the aggregate principal amount of Securities delivered to the Company by C10-EUR Capital (SPV) Limited in accordance with Section 1101(c) of the Debenture Indenture.”

ARTICLE III

MISCELLANEOUS

Section 3.1 Effectiveness. This Supplemental Indenture shall become effective upon its execution and delivery by the Company, the Guarantors and the Trustee.

Section 3.2 Indenture Remains in Full Force and Effect. Except as modified hereby, all provisions in the Indenture shall remain in full force and effect and the Guarantors hereby ratify and confirm the Guarantees provided in accordance with Section 1201 of the Indenture.

Section 3.3 Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together. From and after the effectiveness of this Supplemental Indenture, all references to the Indenture in the Indenture and the Securities shall refer to the Indenture as supplemented hereby.

Section 3.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 3.5 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.6 Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.7 Benefits of Supplemental Indenture, etc. Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

Section 3.8 Successors. All agreements in this Supplemental Indenture by the Company and the Guarantors shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 3.9 Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be liable or responsible for the validity or sufficiency of this Supplemental Indenture.

Section 3.10 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The Company and each Guarantor expressly reaffirms and confirms its obligation to indemnify the Trustee in connection with the Indenture, this Supplemental Indenture and the actions contemplated hereby, all in accordance with Section 607 of the Indenture.

Section 3.11 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.12 Consent to Service; Jurisdiction. The Company, each Guarantor and the Trustee agree that any legal suit, action or proceeding arising out of or relating to this Supplemental Indenture, the Securities or the Guarantee, may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, waives any objection which it may now or hereafter have to the laying of the venue of any such legal suit, action or proceeding, waives any immunity from jurisdiction or to service of process in respect of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. Each of the Company, each Guarantor and the Trustee further submits to the jurisdiction of the courts of its own corporate domicile in any legal suit, action or proceeding initiated against each of them arising out of or relating to this Supplemental Indenture, and each of the Company and the Guarantors further submits to the jurisdiction of the courts of its own corporate domicile in any legal suit, action or proceeding initiated against each of them arising out of or relating to the Securities or the Guarantee. Each of the parties hereto also irrevocably waives any right it may have to the jurisdiction of any court other than the courts mentioned above pursuant to applicable law. Each of the Company and the Guarantors hereby designates and appoints CEMEX NY Corporation, 590 Madison Ave., 41st Floor, New York, New York 10022, Attention: General Counsel, as its authorized agent upon which process may be served in any legal suit, action or proceeding arising out of or relating to this Supplemental Indenture, the Securities or the Guarantee which may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York, and agrees that service of process upon such agent, and written notice of said service to the Company or a Guarantor by the Person serving the same, shall be deemed in every respect effective service of process upon the Company (if such notice is given to the Company) or upon such Guarantor (if such notice is given to a Guarantor) in any such suit, action or proceeding and further designates its domicile, the domicile of CEMEX NY Corporation specified above and any domicile CEMEX NY Corporation may have in the future as its domicile to receive any notice hereunder (including service of process). If for any reason CEMEX NY Corporation (or any successor agent for this purpose) shall cease to have a domicile in New York or to act as agent for service of process as provided above, each of the Company and the Guarantors will promptly appoint a successor agent domiciled in New York for this purpose reasonably acceptable to Trustee and shall grant thereto notarial powers-of-attorney for lawsuits and collections. Each of the Company and the Guarantors agrees to take any and all actions as may be necessary to maintain such designation and appointment of such agent in full force and effect. Notwithstanding the foregoing, if CEMEX NY Corporation ceases to be a New York Corporation the parties shall immediately appoint CT Corporation System, Inc. as a replacement thereof.

Section 3.13 Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

NEW SUNWARD HOLDING FINANCIAL VENTURES B.V., as Issuer

By:	/s/ Humberto Lozano
	Name:	Humberto Lozano
	Title:	Attorney-in-fact

CEMEX, S.A.B. de C.V., as Guarantor

By:	/s/ Agustin Blanco
	Name:	Agustin Blanco
	Title:	Attorney-in-fact

CEMEX MEXICO, S.A. de C.V., as Guarantor

By:	/s/ Agustin Blanco
	Name:	Agustin Blanco
	Title:	Attorney-in-fact

NEW SUNWARD HOLDING B.V., as Guarantor

By:	/s/ Humberto Lozano
	Name:	Humberto Lozano
	Title:	Attorney-in-fact

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Christopher Curtie
	Name:	Christopher Curtie
	Title:	Vice President

SWAP C10-EUR CAPITAL (SPV) LIMITED, as Swap Counterparty

By:	/s/ Illegible
Name:
	Title:	Authorised Signatories for Ogier Managers (BVI) Limited Director

C10-EUR CAPITAL (SPV) LIMITED

By:	/s/ Illegible
Name:
	Title:	Authorised Signatories for Ogier Managers (BVI) Limited Director